Prospect Capital Corporation
Offer to Purchase for Cash
up to $10.0 Million Aggregate Principal Amount of its Outstanding
4.75% Senior Convertible Notes Due 2020
(CUSIP No. 74348TAQ5)
and
up to $25.0 Million Aggregate Principal Amount of its Outstanding
4.95% Senior Convertible Notes Due 2022
(CUSIP No. 74348TAR3)

The Tender Offers (as defined herein) will each expire at 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), or any other date and time to which the Company (as defined herein) extends the applicable Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated, in the Company’s sole discretion. You must validly tender your Notes (as defined herein) at or prior to the applicable Expiration Date to be eligible to receive the applicable Purchase Price (as defined herein) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the applicable Tender Offer at or prior to 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), unless extended or earlier terminated by the Company. The Tender Offers are subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Tender Offers–Conditions to the Tender Offers.”

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, the “Offer to Purchase”), Prospect Capital Corporation, a Maryland corporation (the “Company,” “we,” “us,” or “our”), hereby offers (i) to purchase up to $10,000,000 of its outstanding 4.75% Senior Convertible Notes due 2020 (the “2020 Notes”), and (ii) to purchase up to $25,000,000 of its outstanding 4.95% Senior Convertible Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “Notes”). The Company refers to the offers to purchase the Notes together as the “Tender Offers” and each individual offer as a “Tender Offer.” The Tender Offers are open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. Holders of Notes validly tendered (and not validly withdrawn) prior to the Expiration Date and accepted for purchase pursuant to the Tender Offers will receive the applicable purchase price set forth in the table below (the “Purchase Price”). In addition to the Purchase Price, all Holders of Notes accepted for purchase pursuant to the Tender Offers will also receive accrued and unpaid interest, if any, on those Notes from the last interest payment date with respect to those Notes to, but not including, the Settlement Date (the “Accrued Interest”). Each Tender Offer is a separate offer, and each Tender Offer may, subject to applicable law, be individually amended, extended, terminated or withdrawn without amending, extending, terminating or withdrawing the other Tender Offer.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount	Aggregate Principal Amount Sought	Purchase Price(1)(2)
4.75% Senior Convertible Notes due 2020	74348TAQ5 / US74348TAQ58	$175,037,000	$10,000,000	$1,003.00
4.95% Senior Convertible Notes due 2022	74348TAR3 / US74348TAR32	$292,127,000	$25,000,000	$1,022.50
(1) Per $1,000 principal amount of 2020 Notes and 2022 Notes tendered and accepted for purchase, as applicable.
(2) In addition to the applicable Purchase Price, Holders of Notes that are validly tendered and accepted in each Tender Offer will receive the applicable Accrued Interest.
The Tender Offers are subject to the satisfaction or waiver, in the Company’s sole discretion, of certain conditions as described herein. See “The Tender Offers–Conditions to the Tender Offers.” The Tender Offers are not conditioned upon a minimum amount of Notes being tendered. Notes tendered but not purchased in the Tender Offers will be credited to the accounts of the tendering Holders promptly after the expiration of the applicable Tender Offer. See “The Tender Offers—Proration.” The purpose of the Tender Offers is to reduce the respective principal amounts of outstanding 2020 Notes and 2022 Notes, which mature on April 15, 2020 (the “2020 Maturity Date”) and July 15, 2022 (the “2022 Maturity Date”), respectively. This Offer to Purchase contains important information that should be read before any decision is made with respect to the Tender Offers. In particular, see “Certain Considerations” beginning on page 27 for a discussion of certain factors you should consider in connection with the Tender Offers.
Any questions or requests for assistance in connection with the Tender Offers may be directed to D.F. King & Co., Inc. (the “Information and Tender Agent”) at the telephone numbers and e-mail addresses provided on the back cover page of this Offer to Purchase. Beneficial owners may contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offers.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE INFORMATION AND TENDER AGENT OR THE TRUSTEES (AS DEFINED HEREIN), OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFERS. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFERS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY U.S. STATE SECURITIES COMMISSION NOR ANY REGULATORY AUTHORITY OF ANY OTHER COUNTRY HAS APPROVED OR DISAPPROVED OF THE TENDER OFFERS, PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFERS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Offer to Purchase dated December 23, 2019

The Tender Offers commenced on December 23, 2019 and will each expire on the Expiration Date, unless one or both of the Tender Offers are earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offers are open to all registered Holders of the Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend each Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offers; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offers. In the event that one or both of the Tender Offers are terminated or otherwise not completed, the applicable Purchase Price will not be paid or become payable to Holders of the applicable Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Tender Offers–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. See “The Tender Offers–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offers, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions (as defined herein). The Company expects to use borrowings under its existing revolving credit facility (the “Credit Facility,” which is described in more detail in “Source of Funds”), together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of the Notes subject to the Tender Offers (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offers (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offers. The conditions to the Tender Offers are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offers is also waived. If the Tender Offers are terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes being tendered. See “The Tender Offers–Conditions to the Tender Offers.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date (such date and time, as it may be extended, the “Withdrawal Deadline”). Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after February 19, 2020 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Tender Offers–Withdrawal of Tenders.”
In the event that the Company modifies the Purchase Price or the aggregate principal amount sought of the Notes in any Tender Offer and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date; provided, however, that the Company will not be required to extend the applicable Tender Offer if the Company increases the aggregate principal amount sought of the Notes in any Tender Offer by any amount not exceeding 2% of the outstanding principal amount of such Notes.

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See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offers.
A decision to participate or not participate in the Tender Offers will involve certain risks. Holders should carefully consider all of the information in this Offer to Purchase and, in particular, the risk factors described in “Certain Considerations” below.

IMPORTANT INFORMATION
The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.
A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offers must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offers should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “The Tender Offers–Procedure for Tendering Notes.”
DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Information and Tender Agent must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC.
There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Tender Offers and there is no letter of transmittal for the Tender Offers. For more information regarding the procedures for tendering your Notes, see “The Tender Offers–Procedure for Tendering Notes.”
You should read this Offer to Purchase, including the documents incorporated by reference herein, carefully before making a decision to tender your Notes.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).
No other person has been authorized to give any information or to make any representations with respect to the Tender Offers other than the information and representations contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representations must not be relied upon as having been authorized.
From time to time after completion of the Tender Offers, the Company and/or its affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offers. The 2020 Notes mature on April 15, 2020 and the 2022 Notes mature on July 15, 2022, unless earlier repurchased or converted. See “The Tender Offers–The 2020 Notes” and “The Tender Offers–The 2022 Notes.”
In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offers.

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SUMMARY TERM SHEET
The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase in its entirety, including all documents incorporated by reference, before making a decision to tender Notes.
Who is offering to purchase the Notes?
Prospect Capital Corporation, a Maryland corporation, is offering to purchase the Notes. See “The Company.”
What securities are being sought in the Tender Offers?
We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase, (i) up to $10,000,000 aggregate principal amount of outstanding 2020 Notes for cash in an amount equal to $1,003.00 per $1,000 principal amount of 2020 Notes purchased, plus the applicable Accrued Interest, if any, subject to proration and (ii) up to $25,000,000 aggregate principal amount of outstanding 2022 Notes for cash in an amount equal to $1,022.50 per $1,000 principal amount of 2022 Notes purchased, plus the applicable Accrued Interest, if any, subject to proration.
As of December 20, 2019, there were $175,037,000 aggregate principal amount of the 2020 Notes and $292,127,000 aggregate principal amount of the 2022 Notes outstanding.
Why is the Company making the Tender Offers?
The purpose of the Tender Offers is to reduce the principal amount of outstanding 2020 Notes, which mature on April 15, 2020, and the principal amount of outstanding 2022 Notes, which mature on July 15, 2022. All of the Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
Will I receive interest on my Notes purchased pursuant to the Tender Offers?
Yes. Holders will receive Accrued Interest, if any, from the applicable last interest payment date up to, but not including, the Settlement Date in respect of their Notes that are accepted for purchase.
How will the Company fund the purchase of the Notes?
We expect to use borrowings under our Credit Facility and cash on hand to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offers and accepted for purchase by us.
As of December 20, 2019, approximately $611.0 million was available for borrowing under the Credit Facility net of outstanding borrowings.
What is the purchase price for the Notes?
The Purchase Price for each $1,000 principal amount of 2020 Notes validly tendered and accepted for purchase shall be an amount equal to $1,003.00, payable to Holders who validly tender their 2020 Notes on or prior to the Expiration Date. In addition, each Holder will receive the applicable Accrued Interest, if any, on such $1,000 principal amount of 2020 Notes validly tendered and accepted for purchase.
The Purchase Price for each $1,000 principal amount of 2022 Notes validly tendered and accepted for purchase shall be an amount equal to $1,022.50, payable to Holders who validly tender their 2022 Notes on or prior to the Expiration Date. In addition, each Holder will receive the applicable Accrued Interest, if any, on such $1,000 principal amount of 2022 Notes validly tendered and accepted for purchase.
What aggregate principal amount of Notes is being sought in the Tender Offers?
Upon the terms and subject to the conditions of the Tender Offers, we will purchase up to $10,000,000 aggregate principal amount of outstanding 2020 Notes and up to $25,000,000 aggregate principal amount of outstanding 2022

Notes validly tendered and not validly withdrawn prior to 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), subject to proration.
Will all of the Notes that I validly tender in the Tender Offers, and do not validly withdraw, be purchased?
If 2020 Notes with an aggregate principal amount in excess of $10,000,000 are validly tendered and not validly withdrawn pursuant to the applicable Tender Offer, then, subject to the terms and conditions of the applicable Tender Offer, the Company will accept for payment only $10,000,000 aggregate principal amount of 2020 Notes. In that event, proration for each Holder tendering 2020 Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of 2020 Notes of $10,000,000. If a Holder tenders a principal amount of 2020 Notes that, after proration, results in an accepted amount that is less than $1,000 principal amount, the Company will accept such 2020 Notes in their entirety. See “The Tender Offers—Proration—2020 Notes.”
If 2022 Notes with an aggregate principal amount in excess of $25,000,000 are validly tendered and not validly withdrawn pursuant to the applicable Tender Offer, then, subject to the terms and conditions of the applicable Tender Offer, the Company will accept for payment only $25,000,000 aggregate principal amount of 2022 Notes. In that event, proration for each Holder tendering 2022 Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of 2022 Notes of $25,000,000. If a Holder tenders a principal amount of 2022 Notes that, after proration, results in an accepted amount that is less than $1,000 principal amount, the Company will accept such 2022 Notes in their entirety. See “The Tender Offers—Proration—2022 Notes.”
May I tender only a portion of the Notes that I own?
Yes. You do not have to tender all of the Notes that you own in order to participate in the Tender Offers, except that Notes must be tendered in denominations of $1,000 and any multiple thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.
Will the Company purchase additional Notes after the Expiration Date of the Tender Offers?
From time to time after completion of the Tender Offers, we and/or our affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers, and such differences may be material. Any future purchases or exchanges by us and/or our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and/or our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offers.
When do the Tender Offers expire?
The Tender Offers will expire at 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), unless one or both of the Tender Offers are extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.
If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offers, an amendment or termination of the Tender Offers, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.
Under what circumstances can the Tender Offers be extended, amended or terminated?
Subject to applicable law, we may extend the Tender Offers, at any time or from time to time, for any reason, in our sole discretion. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offers in any respect prior to the Expiration Date. If a Tender Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offers, see “The Tender Offers—Expiration Date; Extension; Termination and Amendment.”
When will I receive payment for my validly tendered Notes?
The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by us at or prior to the Expiration Date.
Upon satisfaction or waiver by us of the conditions to the Tender Offers, we will (1) accept for purchase Notes validly tendered, subject to proration and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price will be made with respect to Notes accepted for purchase on the Settlement Date, together with Accrued Interest, if any.
What will happen to Notes the Company purchases in the Tender Offers?
All of the Notes purchased in the Tender Offers will be retired and canceled.
What are the significant conditions to the Tender Offers?
Notwithstanding any other provision of the Tender Offers, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions. The conditions to the Tender Offers are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offers is also waived, at or prior to the Expiration Date. If the Tender Offers are terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes being tendered. See “The Tender Offers–Conditions to the Tender Offers.”
How do I tender my Notes?
If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Information and Tender Agent must receive, on or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP.
We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offers a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020) will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).
See “The Tender Offers–Procedure for Tendering Notes.” For further information, call the Information and Tender Agent at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.
Once I have tendered the Notes, can I change my mind?
Tendered Notes may be validly withdrawn any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after February 19, 2020 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Tender Offers–Withdrawal of Tenders.”

To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth below under “The Tender Offers–Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.
What are the tax consequences to me if I validly tender my Notes?
For a summary of certain U.S. federal income tax consequences of the disposition of Notes pursuant to the Tender Offers, see “Certain U.S. Federal Income Tax Considerations.”
Is the Company making any recommendation about the Tender Offers?
None of us, our Board of Directors, our officers, the Information and Tender Agent or the Trustees, or any of their respective affiliates, is making any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.
What happens to Notes that are not accepted for purchase?
We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offers will remain outstanding. If the Tender Offers are consummated, the aggregate principal amount of Notes that remain outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Tender Offers. See “Certain Considerations.”
What if I choose not to tender my Notes?
Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offers will not change as a result of the Tender Offers. Although Notes not purchased in the Tender Offers will remain outstanding following consummation of the Tender Offers, the purchase of the Notes may result in a smaller trading market for the remaining outstanding Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading of the Notes. See “Certain Considerations.”
Who can I contact for more information?
D.F. King & Co., Inc. is serving as the Information and Tender Agent in connection with the Tender Offers. Beneficial owners may contact their Nominee for assistance regarding the Tender Offers. Requests for additional copies of this Offer to Purchase and requests for assistance relating to the procedure for tendering Notes may be directed to the Information and Tender Agent at the address and telephone number on the back cover page of this Offer to Purchase.
Who are the trustees of the Notes?
American Stock Transfer & Trust Company, LLC is the trustee with respect to the 2020 Notes (the “2020 Trustee”) under the 2020 Indenture (as defined herein) governing the 2020 Notes. U.S. Bank National Association is the trustee with respect to the 2022 Notes (the “2022 Trustee” and together with the 2020 Trustee, the “Trustees”) under the 2022 Indenture (as defined herein) governing the 2022 Notes.
Will I be charged any brokerage commissions if I decide to tender my Notes?
No brokerage commissions or fees are payable by Holders to us or the Information and Tender Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “The Tender Offers–Payment for Notes.”
The Company will pay a retail processing fee of $0.50 for each $1,000 principal amount of the 2020 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2020 Notes validly tendered and accepted for purchase is $250,000 or less.
The Company will pay a retail processing fee of $1.00 for each $1,000 principal amount of the 2022 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2022 Notes validly tendered and accepted for purchase is $250,000 or less.
See “The Tender Offers–Procedure for Tendering Notes.”
What is the amount of currently outstanding Notes?
As of December 20, 2019, there were $175,037,000 aggregate principal amount of the 2020 Notes and $292,127,000 aggregate principal amount of the 2022 Notes outstanding.
What is the conversion rate of the Notes?
Subject to the terms and conditions of the 2020 Indenture governing the 2020 Notes, the 2020 Notes are convertible into shares of our common stock (together with cash in lieu of fractional shares) at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the 2020 Indenture) per $1,000 principal amount of 2020 Notes, which is equal to a conversion price of approximately $12.40 per share of our common stock. A Holder may convert its 2020 Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the 2020 Maturity Date.
Subject to the terms and conditions of the 2022 Indenture governing the 2022 Notes, the 2022 Notes are convertible into shares of our common stock (together with cash in lieu of fractional shares) at a conversion rate of 100.2305 shares of our common stock (subject to adjustments by the Company as provided in the 2022 Indenture) per $1,000 principal amount of 2022 Notes, which is equal to a conversion price of approximately $9.98 per share of our common stock. A Holder may convert its 2022 Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the 2022 Maturity Date.
Our common stock is currently traded on the Nasdaq Global Select Market under the symbol “PSEC.” The closing price of our common stock on December 20, 2019 was $6.65 per share.
Do Holders have any rights to require the Company to repurchase the Notes?
If we undergo a Fundamental Change (as defined in the 2020 Indenture and 2022 Indenture, respectively), subject to certain conditions, Holders may require us to repurchase for cash all or part of their Notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

OFFER AND DISTRIBUTION RESTRICTIONS
This Offer to Purchase does not constitute an invitation to participate in the Tender Offers in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this Offer to Purchase comes are required by each of the Company and the Information and Tender Agent to inform themselves about, and to observe, any such restrictions.
General
This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell Notes (and offers to sell will not be accepted from Holders) in any circumstances in which such offer or solicitation is unlawful.
Each Holder participating in the Tender Offers will also be deemed to give certain representations in respect of the other jurisdictions referred to above and generally as set out in “The Tender Offers–Procedure for Tendering Notes.” Any tender of Notes for purchase pursuant to the Tender Offers from a Holder that is unable to make these representations may be rejected. Each of the Company and the Information and Tender Agent reserves the right, in its absolute discretion (and without prejudice to the relevant Holder’s responsibility for the representations made by it), to investigate, in relation to any tender of the Notes for purchase pursuant to the Tender Offers, whether any such representation given by a Holder is correct and, if such investigation is undertaken and as a result the Company determines (for any reason) that such representation is not correct, such tender of Notes may be rejected.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public from commercial retrieval services and are available at the Internet website maintained by the SEC at www.sec.gov. The filings are also available on the Company’s website at www.prospectstreet.com. The information contained in the Company’s website does not constitute a part of this Offer to Purchase.
The Company is “incorporating by reference” into this Offer to Purchase the information in certain documents that the Company previously filed with the SEC, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Purchase. Any reports filed by the Company on or after the date of this Offer to Purchase and prior to the Expiration Date of the Tender Offers will automatically update and, where applicable, supersede any information contained in this Offer to Purchase or incorporated by reference in this Offer to Purchase. The Company incorporates by reference in this Offer to Purchase the documents listed below and any filings on or after the date hereof that the Company makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the Expiration Date of the Tender Offers (excluding all or any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed on August 27, 2019;

•	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, filed on November 6, 2019;

•
the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on September 9, 2019, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019; and

•	the Company’s Current Reports on Form 8-K filed on July 29, 2019, August 12, 2019, September 11, 2019, September 24, 2019, November 7, 2019 and December 5, 2019.
The Information and Tender Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information and Tender Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

You may also request a copy of any or all of the documents referred to above that have been or will be incorporated by reference into this Offer to Purchase (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to the Company at 10 East 40th Street, 42nd Floor, New York, NY 10016 or by telephone at (212) 448-0702.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference herein include “forward-looking statements” as defined by the SEC. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results,

•	our business prospects and the prospects of our portfolio companies,

•	the impact of investments that we expect to make,

•	our contractual arrangements and relationships with third parties,

•	the dependence of our future success on the general economy and its impact on the industries in which we invest,

•	the ability of our portfolio companies to achieve their objectives,

•	difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•	the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•	adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•	a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•	our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•	the adequacy of our cash resources and working capital,

•	the timing of cash flows, if any, from the operations of our portfolio companies,

•	the ability of our Investment Adviser (as defined herein) to locate suitable investments for us and to monitor and administer our investments,

•
authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the SEC, Internal Revenue Service, the Nasdaq Global Select Market and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business; and

•	any of the other risks and uncertainties discussed in this Offer to Purchase and the documents incorporated by reference herein.

All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. The Company assumes no duty to update or revise its forward-looking statements based on new information, future events or otherwise.

EXPECTED TIMETABLE
Please note the following important dates and times relating to the Tender Offers. Each is indicative only and is subject to change as a result of any extension, termination, withdrawal or amendment as set out under “The Tender Offers–Expiration Date; Extension; Termination and Amendment.”
None of the Company, the Information and Tender Agent, the Trustees or their respective affiliates warrants that any or all of the events referred to below will take place as and/or when described including, in particular, in the case of any publications or announcements made through or via DTC or any notifying news service selected by the Company (“Notifying News Service”), nor shall they be liable for any failure of DTC to deliver any notices to direct account holder with DTC who are shown in the records of DTC as being a Holder or Holders or of any Notifying News Service.
Holders are advised to check with the broker, dealer, bank, custodian, trust company, or other nominee through which they hold their Notes as to the deadlines by which such intermediary would require receipt of instructions from Holders to participate in, or (where permitted) to withdraw their instructions to participate in, the Tender Offers in accordance with the terms and conditions of the Tender Offers as described in the Offer to Purchase in order to meet the deadlines set out below. The deadlines set by any such intermediary and DTC for the submission and (where permitted) withdrawal of offers to sell will be earlier than the relevant deadlines specified below.

Date	Calendar Date and Time	Event
Commencement Date	December 23, 2019	The commencement date of the Tender Offers.
Expiration Date	12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), unless extended or earlier terminated by the Company.	The last time and day for you to tender the Notes pursuant to the Tender Offers.
Withdrawal Deadline	12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020), unless extended or earlier terminated by the Company.	The last time and day for you to validly withdraw tenders of the Notes.
Settlement Date T+3	Expected January 24, 2020
The date for payment of the applicable Purchase Price and applicable Accrued Interest with respect to your Notes that you validly tendered prior to or at the Expiration Date and that are accepted for purchase.

Subject to applicable securities laws and the terms set within this Offer to Purchase, the Company reserves the right, with respect to the Notes, (i) to waive or modify in whole or in part any and all conditions to the Tender Offers, (ii) to extend the Expiration Date and/or the Settlement Date of the Tender Offers, (iii) to modify or terminate the Tender Offers or (iv) to otherwise amend the Tender Offers in any respect. See “The Tender Offers–Expiration Date; Extension; Termination and Amendment.”
In the event that one or both of the Tender Offers are terminated or otherwise not completed, the Purchase Price relating to the Notes subject to the applicable Tender Offer will not be paid or become payable, without regard to whether Holders have validly tendered their Notes (in which case such tendered Notes will be promptly returned to the Holders).

THE COMPANY
We are a financial services company that primarily lends to and invests in middle market privately-held companies. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company, we have elected to be treated as a regulated investment company, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004.
We are externally managed by our investment adviser, Prospect Capital Management L.P. (the “Investment Adviser”). Prospect Administration LLC, a wholly-owned subsidiary of the Investment Adviser, provides administrative services and facilities necessary for us to operate.
Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. We invest primarily in senior and subordinated debt and equity of private companies in need of capital for acquisitions, divestitures, growth, development, recapitalizations and other purposes. We work with the management teams or financial sponsors to identify investments with historical cash flows, asset collateral or contracted pro-forma cash flows.
We currently have nine strategies that guide our origination of investment opportunities: (1) lending to companies controlled by private equity sponsors, (2) lending to companies not controlled by private equity sponsors, (3) purchasing controlling equity positions and lending to operating companies, (4) purchasing controlling equity positions and lending to financial services companies, (5) purchasing controlling equity positions and lending to real estate companies, (6) purchasing controlling equity positions and lending to aircraft leasing companies, (7) investing in structured credit, (8) investing in syndicated debt and (9) investing in consumer and small business loans and asset-backed securitizations. We may also invest in other strategies and opportunities from time to time that we view as attractive. We continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
We have adopted a dividend reinvestment and direct stock purchase plan that provides for reinvestment of our dividends or distributions on behalf of our stockholders, unless a stockholder elects to receive cash as provided below, and the ability to purchase additional shares by making optional cash investments. As a result, when our Board of Directors authorizes, and we declare, a cash dividend or distribution, then our stockholders who have not “opted out” of our dividend reinvestment and direct stock purchase plan will have their cash dividends or distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends or distributions.
We primarily use newly-issued shares to implement reinvestment of dividends and distributions under the plan, whether our shares are trading at a premium or at a discount to net asset value. However, we reserve the right to purchase shares in the open market in connection with the implementation of reinvestment of dividends or distributions under the plan.
On February 9, 2016, we amended our dividend reinvestment plan that provided for reinvestment of our dividends or distributions on behalf of our stockholders, unless a stockholder elects to receive cash, to add the ability of stockholders to purchase additional shares by making optional cash investments. Under the revised dividend reinvestment and direct stock repurchase plan, stockholders may elect to purchase additional shares through our transfer agent in the open market or in negotiated transactions. During the three months ended September 30, 2019, our officers and directors purchased 601,745 shares of our stock, or 0.16% of total outstanding shares as of September 30, 2019, both through the open market transactions and shares issued in connection with our dividend reinvestment plan.
On August 24, 2011, our Board of Directors approved a share repurchase plan (the “Repurchase Program”) under which we may repurchase up to $100 million of our common stock at prices below our net asset value per share. Prior to any repurchase, we are required to notify shareholders of our intention to purchase our common stock. Our last notice was delivered with our annual proxy mailing on September 19, 2019.

We did not repurchase any shares of our common stock during the three months ended September 30, 2019 and September 30, 2018. As of September 30, 2019, the approximate dollar value of shares that may yet be purchased under the Repurchase Program is $65.9 million. Excluding dividend reinvestments, during the three months ended September 30, 2019 and September 30, 2018, we did not issue any shares of our common stock.

During the three months ended September 30, 2019 and September 30, 2018, we distributed approximately $66.1 million and $65.7 million, respectively, to our stockholders. During the three months ended September 30, 2019 and September 30, 2018, we issued 232,847 and 815,201 shares of our common stock, respectively, in connection with the dividend reinvestment plan. As of September 30, 2019, we have reserved 69,536,510 shares of our common stock for issuance upon conversion of our convertible notes, including the Notes.

THE TENDER OFFERS
The 2020 Notes
The 2020 Notes were issued pursuant to the Indenture, dated as of April 11, 2014 (the “2020 Indenture”), between the Company and the 2020 Trustee. The following description of the 2020 Notes and any other description of the 2020 Notes contained in this Offer to Purchase or in any other document related to the applicable Tender Offer are qualified in their entirety by reference to the 2020 Indenture. Copies of the 2020 Indenture are available from the Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.
The terms and conditions governing the 2020 Notes, including the covenants and other protective provisions contained in the 2020 Indenture, will remain unchanged by the applicable Tender Offer. No amendments to the 2020 Indenture are being sought in connection with the applicable Tender Offer.
As of December 20, 2019, there were $175,037,000 aggregate principal amount of the 2020 Notes outstanding.
The 2020 Notes are general, unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and senior in right of payment to any of our subordinated indebtedness. The 2020 Notes are effectively subordinated to our existing and any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our consolidated subsidiary.
The 2020 Notes mature on April 15, 2020, unless earlier repurchased or converted. The repurchase and conversion provisions of the 2020 Notes are as follows:
Conversion Rights
Subject to our election to satisfy our conversion obligation by paying or delivering, as the case may be, shares of our common stock (together with cash in lieu of fractional shares) and satisfaction of the conditions described below, Holders may convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of their 2020 Notes at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the 2020 Indenture) per $1,000 principal amount of 2020 Notes (equivalent to a conversion price of approximately $12.40 per share of our common stock). The closing price of our common stock on December 20, 2019 was $6.65 per share.
A Holder may convert its 2020 Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the 2020 Maturity Date.
The 2022 Notes
The 2022 Notes were issued pursuant to the Indenture, dated as of February 16, 2012, as amended by the Supplemental Indenture, dated as of April 11, 2017 (the “2022 Indenture”), between the Company and the 2022 Trustee. The following description of the 2022 Notes and any other description of the 2022 Notes contained in this Offer to Purchase or in any other document related to the applicable Tender Offer are qualified in their entirety by reference to the 2022 Indenture. Copies of the 2022 Indenture are available from the Information and Tender Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.
The terms and conditions governing the 2022 Notes, including the covenants and other protective provisions contained in the 2022 Indenture, will remain unchanged by the applicable Tender Offer. No amendments to the 2022 Indenture are being sought in connection with the applicable Tender Offer.
As of December 20, 2019, there were $292,127,000 aggregate principal amount of the 2022 Notes outstanding.

The 2022 Notes are general, unsecured obligations of the Company and rank equally in right of payment with all of our existing and future senior, unsecured indebtedness and senior in right of payment to any of our subordinated indebtedness. The 2022 Notes are effectively subordinated to our existing and any future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our consolidated subsidiary.
The 2022 Notes mature on July 15, 2022, unless earlier repurchased or converted. The repurchase and conversion provisions of the 2022 Notes are as follows:
Conversion Rights
Subject to our election to satisfy our conversion obligation by paying or delivering, as the case may be, shares of our common stock (together with cash in lieu of fractional shares) and satisfaction of the conditions described below, Holders may convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of their 2022 Notes at a conversion rate of 100.2305 shares of our common stock (subject to adjustments by the Company as provided in the 2022 Indenture) per $1,000 principal amount of 2022 Notes (equivalent to a conversion price of approximately $9.98 per share of our common stock). The closing price of our common stock on December 20, 2019 was $6.65 per share.
A Holder may convert its 2022 Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the 2022 Maturity Date.
Principal Terms of the Tender Offers
Upon the terms and subject to the conditions described herein, the Company hereby offers to purchase for cash up to $10,000,000 aggregate principal amount of outstanding 2020 Notes. If more than $10,000,000 aggregate principal amount of 2020 Notes is tendered, all 2020 Notes tendered will be purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of 2020 Notes tendered.
Upon the terms and subject to the conditions described herein, the Company hereby offers to purchase for cash up to $25,000,000 aggregate principal amount of outstanding 2022 Notes. If more than $25,000,000 aggregate principal amount of 2022 Notes is tendered, all 2022 Notes tendered will be purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of 2022 Notes tendered.
Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the applicable Purchase Price. In addition to the applicable Purchase Price, all Holders of Notes accepted for purchase pursuant to the Tender Offers will, on the Settlement Date, also receive the applicable Accrued Interest.
The Tender Offers commenced on December 23, 2019 and will each expire on the Expiration Date, unless one or both of the Tender Offers is earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offers are open to all Holders of the Notes.
The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by the Company, promptly following the Expiration Date. The Settlement Date is expected to occur within three business days following the Expiration Date, assuming the conditions to the Tender Offers have been either satisfied or waived by the Company at or prior to the Expiration Date.
Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend each Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all of the conditions to the Tender Offers; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offers. In the event that one or both of the Tender Offers are terminated or otherwise not completed, the applicable Purchase Price will not be paid or become payable to Holders of the applicable Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.” There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. See “–Expiration Date; Extension; Termination and Amendment.”
Notwithstanding any other provision of the Tender Offers, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offers, subject to proration, is conditioned upon satisfaction or waiver of the General Conditions. The Company expects to use borrowings under its Credit Facility, together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offers (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offers (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offers. The obligation of the Company to consummate the Tender Offers is subject to the General Conditions. The conditions to the Tender Offers are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offers is also waived, at or prior to the Expiration Date. If the Tender Offers are terminated at any time, the Notes validly tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. The Tender Offers are not conditioned upon a minimum amount of Notes being tendered. See “–Conditions to the Tender Offers.”
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after February 19, 2020 (40 business days after the commencement of the Tender Offers). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “–Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price or the aggregate principal amount sought of the Notes in any Tender Offer and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offers, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date; provided, however, that the Company will not be required to extend the applicable Tender Offer if the Company increases the aggregate principal amount sought of the Notes in any Tender Offer by any amount not exceeding 2% of the outstanding principal amount of such Notes.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE INFORMATION AND TENDER AGENT OR THE TRUSTEES, OR ANY OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFERS. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFERS AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.
Proration
2020 Notes
If 2020 Notes with an aggregate principal amount in excess of $10,000,000 are validly tendered and not validly withdrawn pursuant to the applicable Tender Offer, then, subject to the terms and conditions of the applicable Tender Offer, the Company will accept for payment only $10,000,000 aggregate principal amount of 2020 Notes. In that event:
(i) the proration for each Holder tendering 2020 Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of 2020 Notes of $10,000,000; and
(ii) if the aggregate principal amount of 2020 Notes calculated by application of the proration factor is not an integral multiple of $1,000, then the aggregate principal amount of 2020 Notes accepted from such Holder will be rounded down to the nearest $1,000 principal amount of 2020 Notes;

If, however, a Holder tenders a principal amount of 2020 Notes that, after proration, would result in an accepted principal amount that is less than $1,000 principal amount, the Company will accept $1,000 principal amount of 2020 Notes from such tendering Holder.
If proration of tendered 2020 Notes is required, the Company will determine the applicable final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release.
2022 Notes
If 2022 Notes with an aggregate principal amount in excess of $25,000,000 are validly tendered and not validly withdrawn pursuant to the applicable Tender Offer, then, subject to the terms and conditions of the applicable Tender Offer, the Company will accept for payment only $25,000,000 aggregate principal amount of 2022 Notes. In that event:
(i) the proration for each Holder tendering 2022 Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of 2022 Notes of $25,000,000; and
(ii) if the aggregate principal amount of 2022 Notes calculated by application of the proration factor is not an integral multiple of $1,000, then the aggregate principal amount of 2022 Notes accepted from such Holder will be rounded down to the nearest $1,000 principal amount of 2022 Notes;
If, however, a Holder tenders a principal amount of 2022 Notes that, after proration, would result in an accepted principal amount that is less than $1,000 principal amount, the Company will accept $1,000 principal amount of 2022 Notes from such tendering Holder.
If proration of tendered 2022 Notes is required, the Company will determine the applicable final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release.
Payment for Notes
Payment pursuant to the Tender Offers will be made by the deposit of the applicable Purchase Price for all Notes validly tendered in the Tender Offers and accepted for purchase by us, plus the applicable Accrued Interest on such Notes, in immediately available funds by the Company on the Settlement Date with the Information and Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offers, the Company will be deemed to have accepted for purchase validly tendered Notes, subject to proration, if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Information and Tender Agent.
The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes if any of the conditions to the Tender Offers shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offers.” In all cases, payment by the Information and Tender Agent to Holders or beneficial owners of the applicable Purchase Price and the applicable Accrued Interest for Notes purchased pursuant to the Tender Offers will be made only after timely receipt by the Information and Tender Agent prior to the Expiration Date for such Tender Offers of timely confirmation of a book-entry transfer of such Notes into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes.”
If any tendered Notes are not purchased pursuant to the Tender Offers for any reason, such Notes not purchased will be returned promptly, without expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offers.
Holders whose Notes are accepted for purchase pursuant to the Tender Offers will be entitled to receive the applicable Purchase Price plus the applicable Accrued Interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
Tendering Holders of Notes purchased in the Tender Offers will not be obligated to pay brokerage commissions or fees to the Company or the Information and Tender Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offers. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.
The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.
Purpose of the Tender Offers
The purpose of the Tender Offers is to reduce the principal amount of outstanding 2020 Notes, which mature on April 15, 2020, and the principal amount of outstanding 2022 Notes, which mature on July 15, 2022. All of the Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
See “Certain Considerations–The Tender Offers May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”
From time to time after completion of the Tender Offers, the Company and/or its affiliates may purchase additional Notes through additional tender offers, open market repurchases, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers, and such differences may be material. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offers.
Conditions to the Tender Offers
Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offers at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offers and may terminate, extend or amend the Tender Offers, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, if at or prior to the Expiration Date one or more of the General Conditions have not been satisfied.
All the “General Conditions” shall be deemed to be satisfied if on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•
there shall not have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall not have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offers that, in our reasonable judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would or might prohibit, prevent, restrict or delay consummation of the Tender Offers or (c) would materially impair the contemplated benefits of the Tender Offers to us or be material to Holders of Notes in deciding whether to accept the Tender Offers;

•
no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Tender Offers or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects;

•
there shall not have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our reasonable judgment, would or might result in any of the consequences referred to in the first bullet point of this section;

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none of the Trustees or the Security Registrars shall have objected in any respect to or taken action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offers or conflict with our obligations under the indentures or shall not have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Tender Offers or the acceptance of, or payment for, some or all of the Notes pursuant to the Tender Offers;

•
there has not occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (e) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (f) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof;

•
there has not occurred any change or development, including a prospective change or development, in our business, financial condition, assets, income, operations, prospects or stock ownership (or that of our subsidiaries) that, in our reasonable judgment, has or is reasonably likely to have a material adverse effect on us or our subsidiaries, the market price of the Notes or the value of the Notes to us; or

•
a tender or exchange tender offer for any or all of our shares of common stock, or any merger, acquisition, business combination, strategic transaction or other similar transaction with or involving us or any subsidiary, has not been proposed, announced or made by us or any person or has not been publicly disclosed.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company in its sole discretion or may be waived by the Company in whole or in part, at any time and from time to time, in the Company’s sole discretion, regardless of whether any other condition of the Tender Offers is also waived, at or prior to the Expiration Date. If any condition to the Tender Offers is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law:

•	to terminate the Tender Offers and return any tendered Notes;

•	to waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date, subject to proration;

•	to extend the Tender Offers and retain the Notes that have been tendered during the period for which the Tender Offers are extended; or

•	to otherwise amend the Tender Offers.
The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. The Tender Offers are not conditioned upon a minimum amount of Notes being tendered.

Procedure for Tendering Notes
The method of delivery of Notes and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes or transmitting an Agent’s Message and, except as otherwise provided herein, delivery will be deemed made only when actually received by the Information and Tender Agent. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE INFORMATION AND TENDER AGENT. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Information and Tender Agent at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. In no event shall the Holder send any documents or Notes to the Company.
Tender of Notes Held Through a Nominee
To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.
Tender of Notes Held Through DTC
To effectively tender Notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Information and Tender Agent. There is no letter of transmittal for the Tender Offers. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Information and Tender Agent for its acceptance. Delivery of tendered Notes must be made to the Information and Tender Agent pursuant to the book-entry delivery procedures set forth below.
Except as provided below, unless the Notes being tendered are deposited with the Information and Tender Agent at or prior to the Expiration Date (accompanied by a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered and accepted Notes will be made only against deposit of the tendered and accepted Notes and delivery of all other required documents.
In order to validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Information and Tender Agent to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.
Book-Entry Delivery and Tender of Notes Through ATOP
Promptly after commencement of the Tender Offers, the Information and Tender Agent will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offers (to the extent such arrangements have not been made previously by the Information and Tender Agent). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Information and Tender Agent’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Information and Tender Agent’s account at DTC, an Agent’s Message (in connection with a book-entry transfer), and any other required documents, must be transmitted to and received by the Information and Tender Agent at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Information and Tender Agent. The confirmation of a book-entry transfer into the Information and Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Information and Tender Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer to Purchase and agrees to be bound by the terms and conditions of the Tender Offers as described herein and (3) that the Company may enforce the terms and conditions of the Offer to Purchase against such tendering participant.
THE NOTES AND THE AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE INFORMATION AND TENDER AGENT, AND NOT TO THE COMPANY OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).
General
Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.
The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein, which agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Notwithstanding any other provision hereof, payment of the applicable Purchase Price, plus applicable Accrued Interest, for Notes validly tendered and accepted for purchase pursuant to the Tender Offers will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Information and Tender Agent of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Information and Tender Agent’s account at DTC, as described above, and, in the case of a book-entry transfer, a properly transmitted Agent’s Message.
The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offers or any defect or irregularity in the tender of Notes of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offers will be final and binding.
Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Information and Tender Agent or the Trustees, or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the applicable Purchase Price, plus applicable Accrued Interest.
No Guaranteed Delivery
The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offers a number of days before the Expiration Date in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 12:00 midnight, New York City time, on January 21, 2020 (one minute after 11:59 p.m., New York City time, on January 20, 2020) will be disregarded and of no effect (unless the Tender Offers has been extended and such tenders are completed prior to the expiration of the extended Tender Offers).
Holders must tender their Notes in accordance with the procedures set forth in this section.
No Appraisal Rights
There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offers.
No Alternative, Conditional or Contingent Tenders
No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offers. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.
Retail Processing Fee
With respect to any 2020 Notes accepted for purchase by the Company, the Company will pay a retail processing fee of $0.50 for each $1,000 principal amount of 2020 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2020 Notes validly tendered and accepted for purchase is $250,000 or less (the “2020 Retail Processing Fee”).
With respect to any 2022 Notes accepted for purchase by the Company, the Company will pay a retail processing fee of $1.00 for each $1,000 principal amount of 2022 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2022 Notes validly tendered and accepted for purchase is $250,000 or less (the “2022 Retail Processing Fee,” both 2020 Retail Processing Fee and 2022 Retail Processing Fee individually referred to as a “Retail Processing Fee”).
In order to be eligible to receive a Retail Processing Fee, a properly completed Retail Processing Fee Form must be received by the Information and Tender Agent prior to the Expiration Date. The Company will, in its sole and absolute discretion, determine whether a broker has satisfied the criteria for being eligible to receive a Retail Processing Fee.
A soliciting dealer is a retail broker and is a broker or dealer in securities which is a member of any national securities exchange or of the Financial Industry Regulatory Authority. Inc., or a bank or trust company. Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Tender Offers consist solely of forwarding to clients materials relating to the Tender Offers and tenders of Notes as directed by beneficial owners thereof. Each soliciting dealer will confirm that each Holder that it solicits has received a copy of this Offer to Purchase, or concurrently with such solicitation will provide the Holder with a copy of this Offer to Purchase. No soliciting dealer is required to make any recommendation to Holders as to whether to tender their Notes or refrain from tendering their Notes in the Tender Offers. No assumption is made, in making payments to any soliciting dealer, that its activities in connection with the Tender Offers included any activities other than those described in this paragraph. For all purposes noted in materials relating to the Tender Offers, the term “solicit” shall be deemed to mean no more than “processing tenders” or “forwarding to customers material regarding the Tender Offers.”
Soliciting dealers are not eligible to receive a Retail Processing Fee with respect to Notes beneficially owned by such soliciting dealer or with respect to any Notes that are registered in the name of a soliciting dealer unless such Notes are held by such soliciting dealer as nominee and the related Notes are tendered on behalf of the beneficial owner of such Notes.
Soliciting dealers should take care to ensure that proper records are kept to document their eligibility to receive any Retail Processing Fee. The Company and the Information and Tender Agent reserve the right to require additional information at their discretion, as deemed warranted.
Representations, Warranties and Undertakings
A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offers. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Tender Offers through ATOP), the Holder is deemed to represent, warrant and undertake to the Company and the Information and Tender Agent that:

•	the tendering Holder has received the Offer to Purchase and agrees to be bound by all the terms and conditions of the Tender Offer applicable to its Notes;

•
the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offers, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•
the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•
the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offers, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•
the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Information and Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults or events of default and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes and (4) irrevocably constitutes and appoints the Information and Tender Agent as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Information and Tender Agent also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Information and Tender Agent will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, of Notes tendered pursuant to the Tender Offers, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).
By tendering Notes pursuant to the Tender Offers, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Information and Tender Agent, until receipt by the Information and Tender Agent and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.
Withdrawal of Tenders
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after February 19, 2020 (40 business days after the commencement of the Tender Offers).
For a withdrawal of Notes to be valid, the Information and Tender Agent must timely receive a properly transmitted “Request Message” through ATOP prior to the Expiration Date. The withdrawal notice must:

•
specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number(s), and the aggregate principal amount represented by such Notes to be withdrawn; and

•
be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, or be accompanied by documents of transfer sufficient to have the 2020 Trustee or the 2022 Trustee, as applicable, register the transfer of the Notes into the name of the person withdrawing such Notes.

If the Notes to be withdrawn have been delivered or otherwise identified to the Information and Tender Agent, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Information and Tender Agent. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offers.
Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offers. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “–Procedure for Tendering Notes” at any time prior to the Expiration Date.
Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.
If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.
Through DTC, the Information and Tender Agent will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.
All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Information and Tender Agent, the Trustees or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.
If the Company extends the Tender Offers, is delayed in its acceptance for purchase of Notes, or is unable to accept for purchase Notes under the Tender Offers for any reason, then, without prejudice to the Company’s rights under the Tender Offers, the Information and Tender Agent may, subject to applicable law, retain tendered Notes on the Company’s behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.
Acceptance of Notes for Purchase; Accrual of Interest
Acceptance of Notes for Purchase
The Company will be deemed to have accepted for purchase pursuant to the Tender Offers and thereby have purchased validly tendered Notes, subject to the proration provisions of the Tender Offers if, as and when the Company gives oral or written notice to the Information and Tender Agent of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offers. The Company will announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offers will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Tender Offers and accepted for purchase by the Company, plus the Accrued Interest, with the Information and Tender Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.
On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within three business days following the Expiration Date.
Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offers), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offers.” In all cases, payment by the Information and Tender Agent to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offers will be made only after receipt by the Information and Tender Agent prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Information and Tender Agent’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes”; and

•	a duly completed Agent’s Message through the facilities of DTC.
If the Tender Offers are terminated or withdrawn, or the Notes are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offers for any reason, including but not limited to Notes not purchased due to proration, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offers.
If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Notes or is unable to accept for purchase or pay for any tendered Notes pursuant to the Tender Offers for any reason, including but not limited to Notes not purchased due to proration, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Information and Tender Agent on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offers).
All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled.
Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offers. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Information and Tender Agent in connection with the Tender Offers. See “The Information and Tender Agent.”
Accrual of Interest
Holders who tender Notes that are accepted for purchase pursuant to the Tender Offers will receive Accrued Interest.
Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
Expiration Date; Extension; Termination and Amendment
The Tender Offers will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date. In addition, subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate or withdraw the Tender Offers at any time and from time to time. If the Tender Offers are terminated at any time, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offers. Irrespective of any amendment to the Tender Offers, all Notes previously tendered pursuant to the Tender Offers and not accepted for purchase will remain subject to the Tender Offers and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.
The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.”
If the Company makes a material change in the terms of the Tender Offers or the information concerning the Tender Offers or waives a material condition of the Tender Offers, the Company will disseminate additional materials and extend the Tender Offers to the extent required by law. In the event of a termination of a Tender Offer, none of the applicable Purchase Price will be paid or become payable on the Notes. In any such event, any Notes previously tendered pursuant to the Tender Offers will be returned to the tendering Holders in accordance with Rule 13e-4(f)(5) under the Exchange Act.
Additional Terms of the Tender Offer

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•
By submitting a valid electronic acceptance instruction, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “–Procedure for Tendering Notes–Representations, Warranties and Undertakings.”

•
All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•
Unless waived by the Company, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Information and Tender Agent, the Trustees or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Company, the Information and Tender Agent or the Trustees shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•
Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Tender Offers, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the applicable Purchase Price, plus the applicable Accrued Interest, for such Notes, as determined pursuant to the terms of the Tender Offers.

•
Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Information and Tender Agent.

•
The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements
If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offers, an amendment or termination of the Tender Offers, acceptance of the Notes for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS
In deciding whether to participate in the Tender Offers, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings, and the following:
Position of the Company and Other Parties Concerning the Tender Offers
None of the Company, its Board of Directors, its officers, the Information and Tender Agent or the Trustees makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company, the Information and Tender Agent or the Trustees. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.
By Tendering Notes, You Will Lose the Rights Associated with Those Notes
If you validly tender and do not validly withdraw 2020 Notes in the applicable Tender Offer and we accept them for exchange, you will lose your rights as a Holder, which are described in the section of this Offer to Purchase entitled “The Tender Offers–The 2020 Notes,” with respect to those 2020 Notes. For example, for the 2020 Notes you tender you will lose the right to convert those 2020 Notes at a conversion rate of 80.6670 shares of our common stock (subject to adjustments by the Company as provided in the 2020 Indenture) per $1,000 principal amount of 2020 Notes (equivalent to a conversion price of approximately $12.40 per share of our common stock) at any time prior to the close of business on the scheduled business day immediately preceding the 2020 Maturity Date.
If you validly tender and do not validly withdraw 2022 Notes in the applicable Tender Offer and we accept them for exchange, you will lose your rights as a Holder, which are described in the section of this Offer to Purchase entitled “The Tender Offers–The 2022 Notes,” with respect to those 2022 Notes. For example, for the 2022 Notes you tender you will lose the right to convert those 2022 Notes at a conversion rate of 100.2305 shares of our common stock (subject to adjustments by the Company as provided in the 2022 Indenture) per $1,000 principal amount of 2022 Notes (equivalent to a conversion price of approximately $9.98 per share of our common stock) at any time prior to the close of business on the scheduled business day immediately preceding the 2022 Maturity Date.
The Tender Offers May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes
All Notes validly tendered and accepted for purchase in the Tender Offers will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Tender Offers, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not tendered or tendered but not purchased may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offers reduces the float. The reduced float may also tend to make the trading price more volatile.
Holders of Notes not tendered and purchased in the Tender Offers may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes, including following consummation of the Tender Offers. The extent of the market for the Notes following consummation of the Tender Offers will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.
Withdrawal Rights
Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after February 19, 2020 (40 business days after the commencement of the Tender Offers).
Conditions to the Consummation of the Tender Offers
The consummation of the Tender Offers is subject to the satisfaction or waiver of several conditions. See “The Tender Offers–Conditions to the Tender Offers.” In addition, subject to applicable law, the Company may terminate the Tender Offers at any time prior to the Expiration Date in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offers or that, in the event that the Tender Offers are not consummated, the market value and liquidity of the Notes will not be materially adversely affected.
Treatment of Notes Not Tendered in the Tender Offers
Notes not tendered and purchased in the Tender Offers will remain outstanding. The terms and conditions in the Indentures, including the covenants and other protective provisions contained in the Indentures, will remain unchanged. No amendments to the Indentures are being sought.
From time to time after completion of the Tender Offers, the Company and/or its affiliates may purchase additional Notes through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offers. Any future purchases or exchanges by the Company and/or its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and/or its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offers until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offers.
Certain Tax Considerations
See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offers.

SOURCE OF FUNDS
The Company would need approximately $10,030,000 (exclusive of applicable Accrued Interest, any Retail Processing Fee and other fees and expenses) to purchase up to $10,000,000 aggregate principal amount of 2020 Notes and approximately $25,562,500 (exclusive of applicable Accrued Interest, any Retail Processing Fee and other fees and expenses) to purchase up to $25,000,000 aggregate principal amount of 2022 Notes outstanding as of December 20, 2019, based on the purchase price per $1,000 principal amount of 2020 Notes and 2022 Notes, respectively. The Company expects to use borrowings under the Company’s Credit Facility pursuant to the Sixth Amended and Restated Loan and Servicing Agreement, dated August 1, 2018, as amended, among the Company, Prospect Capital Funding LLC, the lenders from time to time party thereto, the managing agents from time to time party thereto, U.S. Bank National Association, as calculation agent, paying agent and documentation agent, KeyBank National Association, as facility agent, and KeyBank National Association, as syndication agent, structuring agent, sole lead arranger and sole bookrunner, together with other available sources of cash, that is sufficient to pay (i) the Purchase Price in respect of all the Notes subject to the Tender Offers (regardless of the actual amount of Notes tendered), (ii) the Accrued Interest in respect of all of the Notes subject to the Tender Offers (regardless of the amount of Notes tendered) and (iii) estimated fees and expenses relating to the Tender Offers.

The Credit Facility allows for total borrowings of up to $1,077,500,000. The Credit Facility contains an “accordion” feature that allows commitments, at the Company’s discretion, to be increased up to $1,500,000,000 in the aggregate. As of December 20, 2019, approximately $611.0 million was available for borrowing under the Credit Facility net of outstanding borrowings. Interest on borrowings under the Credit Facility bear interest at one-month LIBOR plus 2.20% with no minimum LIBOR floor. Additionally, the lenders charge a fee on the unused portion of the Credit Facility equal to either 0.50% if more than 60% of the Credit Facility is drawn, or 1% if more than 35% and an amount less than or equal to 60% of the Credit Facility is drawn, or 1.50% if an amount less than or equal to 35% of the Credit Facility is drawn.

The Credit Facility contains various covenants, including the maintenance of a required minimum portfolio yield and a minimum liquidity requirement.

Our ability to repay our obligations under our Credit Facility, and to meet our other debt or contractual obligations, will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and certainties, certain of which are beyond our control. These factors include, without limitation, those described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, as may be updated by the Company from time to time in Quarterly Reports on Form 10-Q and other public filings with the SEC.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES
The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is c/o Prospect Capital Corporation, 10 East 40th Street, 42nd Floor, New York, New York 10016.

Name	Position
John F. Barry III	Director, Chairman of the Board and Chief Executive Officer
M. Grier Eliasek	Director, President and Chief Operating Officer
Andrew C. Cooper	Lead Independent Director
William J. Gremp	Director
Eugene S. Stark	Director
Kristin Van Dask	Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary

On November 7, 2019, the Company commenced tender offers to purchase for cash (i) up to $10.0 million aggregate principal amount of the 2020 Notes, of which $175.4 million aggregate principal amount was outstanding, and (ii) up to $50.0 million aggregate principal amount of the 2022 Notes, of which $305.6 million aggregate principal amount was outstanding (together, the “November Tender Offers”). The November Tender Offers expired at 12:00 midnight, New York City time, on December 7, 2019 (one minute after 11:59 p.m., New York City time, on December 6, 2019). On December 9, 2019, the Company announced the expiration and final results of the December Tender Offers. On December 11, 2019, (i) $0.4 million aggregate principal amount of the 2020 notes, representing approximately 0.22% of the outstanding 2020 Notes, were validly tendered and accepted, and (i) $13.4 million aggregate principal amount of the 2022 notes, representing approximately 4.40% of the outstanding 2022 Notes, were validly tendered and accepted.
On October 18, 2019, the Company repurchased $22,941,000 aggregate principal amount of the 2022 Notes at a price of 102.80, including commissions.
On September 24, 2019, the Company commenced a tender offer to purchase for cash up to $40.0 million aggregate principal amount of the 2020 Notes, of which $177.6 million aggregate principal amount was outstanding (the “September Tender Offer”). The September Tender Offer expired at 12:00 midnight, New York City time, on October 23, 2019 (one minute after 11:59 p.m. New York City time, on October 22, 2019). On October 23, 2019, the Company announced the expiration and results of the September Tender Offer. On October 25, 2019, $2.1 million aggregate principal amount of such notes, representing approximately 1.21% of the outstanding 2020 Notes, were validly tendered and accepted.
To the Company’s knowledge, neither the Company nor any of our officers, directors or affiliates of the foregoing has any beneficial interest in any outstanding Notes. To the Company’s knowledge, the Company will not acquire any Notes from any of its executive officers, directors or affiliates of the foregoing pursuant to the Tender Offers.
No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

MARKET PRICE INFORMATION
The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.
The Notes are convertible into shares of our common stock (together with cash in lieu of fractional shares) in the circumstances and during the periods specified in the Indentures governing the Notes. Our common stock is traded on the Nasdaq Global Select Market under the symbol “PSEC.” The table below sets forth the high and low closing sales prices of our common stock during the indicated time periods.

	Closing Sales Price
	High	Low
Year Ended June 30, 2017
First Quarter	$8.65	$7.80
Second Quarter	$8.50	$7.46
Third Quarter	$9.53	$8.42
Fourth Quarter	$9.40	$7.95
Year Ended June 30, 2018
First Quarter	$8.34	$6.55
Second Quarter	$7.26	$5.56
Third Quarter	$7.01	$6.21
Fourth Quarter	$6.93	$6.30
Year Ending June 30, 2019
First Quarter	$7.58	$6.67
Second Quarter	$7.27	$5.77
Third Quarter	$6.93	$6.27
Fourth Quarter	$6.83	$6.24
Year Ending June 30, 2020
First Quarter	$6.73	$6.30
Second Quarter (up to December 20, 2019)	$6.70	$6.37
Our common stock recently has traded at prices both above and below our most recently calculated net asset value. There can be no assurance, however, that our shares will trade above, below or at our net asset value.
The closing price of our common stock on the Nasdaq Global Select Market on December 20, 2019 was $6.65 per share. As of December 20, 2019, there were approximately 368 million shares of our common stock outstanding.
We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.
As of December 20, 2019, there was $175,037,000 aggregate principal amount of the 2020 Notes and $292,127,000 aggregate principal amount of the 2022 Notes outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain U.S. federal income tax consequences of the sale of Notes pursuant to the Tender Offers. This discussion is based upon the Code, and regulations, rulings and judicial decisions in effect as of the date hereof. These authorities may be repealed, revoked or modified (possibly with retroactive effective) which could result in U.S. federal income tax consequences different from those discussed herein. This discussion assumes that the Notes are held as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described herein. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court would not sustain any challenge by the IRS.
This discussion is general in nature and does not cover all aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of that beneficial owner’s particular investment or other circumstances. This discussion does not address all aspects of U.S. federal income taxation, including consequences under the alternative minimum tax or the Medicare tax on net investment income, and does not address federal tax considerations other than income tax considerations (such as estate and gift tax considerations) or any state, local, non-U.S. or other tax laws. This summary also does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, banks, dealers in securities or currencies, insurance companies, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, investors that hold the Notes as part of “straddles,” hedging transactions, conversion transactions or other risk reduction transaction for U.S. federal income tax purposes, as part of a “synthetic security” or other integrated financial transaction, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, government agencies or instrumentalities, hybrid entities, real estate investment trusts, persons that have ceased to be U.S. citizens or lawful permanent residents of the United States, U.S. Holders (as defined herein) holding the Notes in connection with a trade or business conducted outside of the United States, U.S. citizens or lawful permanent residents living abroad, U.S. Holders whose functional currency is not the U.S. dollar, “controlled foreign corporations”, “passive foreign investment companies” and regulated investment companies or shareholders of such corporations, partnerships or other “pass-through entities,” corporations that accumulate earnings to avoid U.S. federal income tax, persons required under section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements, or a person who received its Notes in exchange for other securities of the Company or other non-cash consideration (which person may be required to determine its tax basis, holding period, market discount, acquisition premium, or amortizable bond premium with respect to its Notes in a manner different from the manner described below)). Such persons should consult their own tax advisors regarding the U.S. federal income tax consequences resulting from the combination of such tender and purchase.
As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation or entity treated as a corporation for U.S. federal income tax purposes that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes. As used herein, a “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that participates in the Tender Offers will depend on the status of the partner and the activities of the partner and the partnership. Holders that are entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to them and their partners of participating in the Tender Offers.
THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE TENDER OFFERS,

INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL INCOME, ESTATE OR GIFT TAX, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
U.S. Holders
Sale of the Notes
A sale of Notes by a U.S. Holder pursuant to the Tender Offers will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale of a Note equal to the difference between (1) the amount of cash received for such Note (other than the portion of such amount that is properly allocable to accrued but unpaid interest) and (2) the U.S. Holder’s adjusted tax basis for such Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the price paid for the Note by such U.S. Holder, increased by the amount of original issue discount (“OID”) that has previously been taken into income by the U.S. Holder with respect to the Note (net of any offsets for “acquisition premium” allocable to such OID, as determined under Section 1272(a)(7) of the Code), increased by the amount of any market discount that has previously been taken into income by the U.S. Holder with respect to the Note, and reduced (but not below zero) by any amortizable bond premium previously deducted with respect to the Note. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder over the stated principal amount of the Note. A U.S. Holder generally will have acquisition premium if its purchase price for a Note was greater than the “adjusted issue price,” but less than the stated principal amount, of the Note at the time of purchase. A U.S. Holder should consult its own tax advisor with respect to the calculation of its tax basis in a Note. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses may be subject to limitations.
Any amount attributable to accrued but unpaid interest will be treated as ordinary income for U.S. federal income tax purposes to the extent it was not previously included in income.
Market Discount
Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be treated as purchased at a market discount if the “adjusted issue price” of the Note exceeded the amount for which the U.S. Holder purchased the Note by at least 0.25 percent of the Note’s adjusted issue price multiplied by the number of complete years from the date acquired by the U.S. Holder to the Note’s maturity. Market discount accrues on a straight-line basis, unless such U.S. Holder elected to accrue the market discount on a constant-yield method.
Non-U.S. Holders
Sale of the Notes
Subject to the discussions below concerning accrued interest and OID and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on payments received in redemption of the tendered Notes from the Company unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•
the Company is or has been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of your holding period and the 5-year period ending on the date of disposition of the Notes.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.
With respect to the third bullet point above, we believe that we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If we were to be treated as a USRPHC at any time prior to the settlement of the Tender Offers, gain recognized by a Non-U.S. Holder upon a sale of the Notes pursuant to the Tender Offers may be subject to tax in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless certain requirements for applicable exceptions were satisfied.
Accrued Interest and OID

Subject to the discussions under “—Information Reporting and Backup Withholding” and “—FATCA” below, any amount received by a Non-U.S. Holder that is attributable to accrued interest or accrued OID that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a “controlled foreign corporation” related to us through actual or constructive stock ownership; and

•
the Non-U.S. Holder properly certifies the Non-U.S. Holder’s non-U.S. status on IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form, or holds the Notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest or accrued OID paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty or (2) such interest or OID, as applicable, is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment). To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such effectively connected interest generally will be subject to U.S. federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and may be subject to an additional branch profits tax in the case of a Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes).
Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding
Payments of proceeds of the sale of Notes (including any consideration attributable to accrued but unpaid interest) by a U.S. paying agent or other U.S. intermediary, including amounts withheld on such payments, will be reported to the U.S. Internal Revenue Service (“IRS”) and to the U.S. Holder as may be required under applicable U.S. Treasury regulations. Backup withholding may apply to these payments if (i) the U.S. Holder fails to provide an accurate taxpayer identification number (“TIN”), fails to establish its exempt status or fails to comply with applicable certification requirements, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Certain U.S. Holders are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.
If the Notes are held by a Non-U.S. Holder through a non-U.S. (and non-U.S. related) broker or financial institution, backup withholding and related information reporting generally will not be required. Information reporting, and possibly backup withholding, may apply to payments received with respect to the Notes if the Notes are held by a Non-U.S. Holder through a U.S. (or U.S. related) broker or financial institution and the Non-U.S. Holder fails to provide appropriate information or otherwise establish an exemption. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Each Non-U.S. Holder can establish an exemption from backup withholding by providing an IRS Form W-8BEN, W-8BEN-E or other Form W-8 appropriate to the Non-U.S. Holder’s circumstances.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a tendering Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such holder to a refund provided that the required information is timely filed with the IRS.
Tendering Holders should consult their tax advisers regarding the application of backup withholding and information reporting rules.
FATCA
The Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” generally imposes a withholding tax of 30% on payments of interest and OID to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, including debt instruments that were issued after July 1, 2014, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.
The 2020 Notes were issued prior to July 1, 2014, and therefore, any payments in connection with a disposition of the 2020 Notes should not be subject to FATCA. The 2022 Notes were issued after July 1, 2014, and thus will generally be subject to the provisions of FATCA. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your ownership of the Notes and the sale of Notes pursuant to the Tender Offers.

THE INFORMATION AND TENDER AGENT
The Company has appointed D.F. King & Co., Inc. to act as Information and Tender Agent for the Tender Offers.
The Company has agreed to pay the Information and Tender Agent reasonable and customary fees for its services and to reimburse the Information and Tender Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Information and Tender Agent for certain liabilities.
We will pay a retail processing fee of $0.50 for each $1,000 principal amount of the 2020 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2020 Notes validly tendered and accepted for purchase is $250,000 or less.
We will pay a retail processing fee of $1.00 for each $1,000 principal amount of the 2022 Notes that are validly tendered and accepted for purchase pursuant to the applicable Tender Offer to retail brokers that are appropriately designated by their tendering Holder clients to receive this fee, provided that such fee will only be paid with respect to tenders by Holders whose aggregate principal amount of 2022 Notes validly tendered and accepted for purchase is $250,000 or less.
We will not pay any fees or commissions, other than the 2020 Retail Processing Fee and the 2022 Retail Processing Fee, to any broker, dealer or other person, other than the Information and Tender Agent, in connection with the solicitation of tenders of Notes pursuant to the Tender Offers.
The Information and Tender Agent and its affiliates may contact Holders regarding the Tender Offers, and may request brokerage houses, custodians, nominees, fiduciaries and others to forward this Offer to Purchase and related documents to Holders.
In the ordinary course of its business, the Information and Tender Agent and its affiliates have engaged and may engage in commercial transactions with the Company.
None of the Information and Tender Agent or its affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the Company’s subsidiaries and affiliates or the Notes contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.
The Information and Tender Agent is the agent of the Company and owes no duty to any Holder.

CONTACT INFORMATION
Holders who have questions regarding the Tender Offers or wish to obtain documents, may contact the
Information and Tender Agent at the addresses and facsimile or telephone numbers provided below.
THE COMPANY
Prospect Capital Corporation
10 East 40th Street, 42nd Floor
New York, New York 10016
Telephone: (212) 448-0702
Attention: Nishil Mehta

Requests for information in relation to the procedures for tendering Notes in the Tender Offers or for additional copies of this Offer to Purchase or related documents should be directed to:
THE INFORMATION AND TENDER AGENT
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Andrew Beck
Banks and Brokers call: (212) 269-5550
Toll Free: (877) 297-1744
Email: psec@dfking.com
By Facsimile Transmission:
(for Eligible Institutions only)
(212) 709-3328
For Confirmation:
(212) 269-5552
Attention: Andrew Beck